China Biologic Products Reports Higher Results for the First Quarter 2012

Beijing, China, May 8, 2012 – China Biologic Products, Inc. (NASDAQ: CBPO) (“China Biologic” or the “Company”), one of the leading plasma-based biopharmaceutical companies in the People’s Republic of China (“PRC”), today reported higher financial results for the three months ended March 31, 2012 compared with the first quarter 2011.

Financial highlights for the first quarter 2012

  Total sales increased 37.0% to $47.2 million in the first quarter 2012 from $34.5 in the first quarter 2011.

  Gross profit increased 25.2% to $31.5 million in the first quarter 2012 from $25.2 million in the first quarter 2011.

  Income from operations increased 29.6% to $18.8 million in the first quarter 2012 from $14.5 million in the first quarter 2011.

  GAAP net income attributable to China Biologic increased 105.4% to $13.0 million in the first quarter 2012 from $6.3 million in the first quarter 2011.

  GAAP net income attributable to China Biologic per diluted share was $0.44 in the first quarter 2012 compared with $0.23 per diluted share in the first quarter 2011.

  Non-GAAP adjusted net income attributable to China Biologic increased 59.6% to $12.7 million in the first quarter 2012 from $8.0 million in the first quarter 2011.

  Non-GAAP net income attributable to China Biologic per diluted share was $0.48 in the first quarter 2012 compared with $0.31 per diluted share in the first quarter 2011.

CEO Comments

Mr. Colin (Chao Ming) Zhao, Chief Executive Officer & President of China Biologic, said, “Our results for the first quarter 2012 were quite good, with sales up 37.0%, net income attributable to China Biologic up 105.4%, and diluted earnings per share up 91.3%, compared with the first quarter 2011. Our adjusted non-GAAP net income attributable to China Biologic also was up 59.6%, first quarter 2012 from first quarter 2011.

“This performance is especially gratifying, given that our sources of raw plasma supply were reduced by the closing of four of our plasma collection stations in August last year as directed by the Guizhou provincial government. Those stations had accounted for about 34% of our total raw plasma volume collected in 2010. We believe our first quarter 2012 performance shows that our interim strategy is working well.

“The demand for most of our plasma products continues to hold relatively strong, driven in the long-term by China’s growing and aging population, increasing urbanization, economic growth, and the government’s promotion of health care and its strategies and policies that encourage the expansion in plasma collection and the use of plasma products.

“Most importantly, Mr. Zhu Chen, China’s Minister of Health, has encouraged the country to double plasma supply from 2012 to 2016, as part of China’s newest five-year plan. According to Mr. Chen, the current supply of plasma can barely meet half of the potential demand for plasma protein products. We continue to hope and believe that the Minister’s statements will induce local governments to support and cooperate in broadening the regions for developing and building new plasma collection stations, which are vital to the nation’s health.

“Our interim strategy to bridge the period of shorter raw plasma supply includes developing alternative solutions and opportunities to mitigate the plasma reduction from the closed collection stations, reallocation of resources from the closed stations to maximize their use within our company, and aggressively seeking new regions for new plasma stations. The process of locating and developing new stations includes numerous time-consuming activities and uncertainties, including analyzing and selecting the appropriate locations for successful plasma stations, gaining the extensive and detailed sequential approvals at various levels of government, station construction, equipment installation, inspections and licensing, and donor promotion and education programs.

“We also have adjusted our production plan and sales and marketing strategy to leverage our continuing plasma resources to maximize profit, given the changing market dynamics. We have focused on supplying our life-saving products through direct sales to those facilities with patients who have the most critical medical needs and to our best long-term customers. We are also focusing on our most profitable products. Our transition to direct sales continues to progress well. Clearly, those actions have started to deliver good performance in the first quarter of 2012.

“Our new product pipeline also continues to look good. We await approval from China’s State Food and Drug Administration to begin selling our new Human Prothrombin Complex Concentrate and our new Human Coagulation Factor VIII. In addition, in the first quarter this year, we were authorized to begin phase III clinical trials for a new product, human fibrinogen, that is designed to be used to treat congenital or acquired fibrinogen deficiency associated with serious liver damage, cirrhosis, disseminated intravascular coagulation, or coagulation disorder resulting from the lack of fibrinogen related to postpartum hemorrhage, major surgery, trauma, or acute bleeding.

“Several words of caution are in order. If China’s human health conditions change to require our products to help defend against major outbreaks of diseases, our inventory of plasma could be reduced, since we have less ability to collect higher levels of plasma due to having fewer plasma collection stations. As a result, we may not have the flexibility we currently have to choose the use of our plasma inventory to create and sell our most profitable products. Should major outbreaks of diseases occur, we would not likely be able to deliver improving financial performance. Because diseases are not easy to predict, we cannot estimate or assign a probability to that category of risk.

“With the additional assistance and support from our board of directors, we remain committed to accelerating our long-term earnings growth in the future by expanding our research and development and new product pipeline, increasing our direct sales to institutional customers rather than through distributors, expanding our geographic reach, locating and creating new raw plasma sources, and pursuing possible prudent acquisitions and mergers and potential international collaborations.

“With this good start to the year 2012, we are continuing to take the actions we believe will achieve our strategic goals that include creating long-term additional value for shareholders through outstanding products that are vital to human health.”

Results for the first quarter ended March 31, 2012

Sales

Total sales increased $12.8 million or 37.0% to $47.2 million in the first quarter ended March 31, 2012 from $34.5 million in the first quarter 2011 mainly due to a mix of price and volume increases in certain of our plasma based products and favorable changes in foreign exchange translation that accounted for 5.7% of the sales increase. Total sales in RMB increased 31.3% in the first quarter 2012 from the first quarter 2011.

China Biologic Products, Inc.
Sales and percent changes in sales, average price, and volume
U.S. dollars or Chinese RMB in millions except percents

	First Quarter			Percent change first quarter 2012 / 2011
	2011	First quarter 2012		Total sales		Average selling price
	Total	Total	% Total	In	In	In	In	Sales
Products	sales	sales	sales	USD	RMB	USD	RMB	volume
Human albumin	$19.7	$25.8	54.6%	+30.9%	+25.4%	+9.2%	+4.7%	+19.8%
Human immunoglobulin for intravenous injection	10.4	15.3	32.3%	+46.4%	+40.3%	+10.7%	+6.1%	+32.2%
Human hepatitis B immunoglobulin	2.2	1.2	2.7%	-43.2%	-45.5%	-27.0%	-30.0%	-22.1%
Human rabies immunoglobulin	0.8	1.0	2.2%	+30.9%	+25.4%	+2.8%	-1.4%	+27.2%
Human tetanus immunoglobulin	1.2	1.4	3.0%	+20.6%	+15.6%	+9.2%	+4.6%	+10.5%
Placenta Polypeptide	0.1	2.1	4.5%	+2692.7%	+2576.2%	+253.7%	+239.0%	+689.5%
Other	0.1	0.4	0.7%	+249.1%	+234.5%
Total	$34.5	$47.2	100.0%	+37.0%	+31.3%

Sales of human albumin products increased 30.9% in the first quarter 2012 on higher average prices and higher volumes from the first quarter 2011. Human albumin products, which were 54.6% of total sales in the first quarter 2012, had an average price increase of 9.2% from the first quarter 2011. Excluding the foreign exchange translation effect, the average price of human albumin products in RMB increased 4.7% from the first quarter 2011. The price increase of human albumin products was primarily due to the supply shortage in the first quarter 2012 as the market started to experience the reduced supply of human albumin products due to the plasma stations that were closed by the Guizhou provincial government in August 2011. Sales volume of human albumin increased 19.8% in the first quarter from the first quarter 2011.

Sales of human immunoglobulin for intravenous injection (“IVIG”) increased 46.4% in the first quarter 2012 at higher average prices and higher volumes from the first quarter 2011. IVIG products, which were 32.3% of total sales in the first quarter 2012, had an average price increase of 10.7% in the first quarter from the first quarter 2011. Excluding the foreign exchange translation effect, the average price of IVIG products in RMB increased 6.1% in the first quarter from the first quarter 2011, which was primarily due to the continuing shortage in supply of such products. Sales volume of IVIG products increased by 32.2% in the first quarter from the first quarter 2011. The price increase of IVIG products was primarily due to the supply shortage in the first quarter 2012 as the market started to experience the reduced supply of IVIG products due to the plasma stations that were closed by the Guizhou provincial government in August 2011.

Sales of human hepatitis B immunoglobulin decreased 43.2% in the first quarter 2012 on lower average prices at lower volumes. Human hepatitis B immunoglobulin products, which were 2.7% of total sales in the first quarter 2012, had an average price decrease of 27.0% in the first quarter 2012 from the first quarter 2011. Excluding the foreign exchange translation effect, the average price of human hepatitis B immunoglobulin products in RMB decreased 30.0% in the first quarter from the first quarter 2011 mainly due to our participation in a public health program sponsored by China’s Ministry of Health to benefit migrant workers in which our product sales price was lower than the normal retail price. Sales volume of human hepatitis B immunoglobulin products decreased 22.1% in the first quarter from the first quarter 2011 mainly due to lower demand as a result of a new government program emphasizing inoculations for new-born infants but not for pre-natal mothers.

Sales of human rabies immunoglobulin increased by 30.9% in the first quarter 2012 on higher average prices at higher volumes. Human rabies immunoglobulin products, which were 2.2% of total sales, had an average price increase of 2.8% in the first quarter 2012 from the first quarter 2011. Excluding the foreign exchange translation effect, the average price of human rabies immunoglobulin products in RMB decreased 1.4% in the first quarter from the first quarter 2011. Sales volume of human rabies immunoglobulin products increased 27.2% in the first quarter from the first quarter 2011 mainly due to availability of approved finished product for sale.

Sales of human tetanus immunoglobulin sales increased by 20.6% in the first quarter 2012 on higher average prices at higher volumes. Human tetanus immunoglobulin products, which were 3.0% of total sales in the first quarter 2012, had an average price increase of 9.2% in the first quarter from the first quarter 2011. Excluding the foreign exchange translation effect, the average price of human tetanus immunoglobulin products in RMB increased 4.6% in the first quarter from the first quarter 2011. The price increase of tetanus immunoglobulin products was primarily due to the supply shortage in the first quarter 2012 as the market started to experience the reduced supply of tetanus immunoglobulin products due to the plasma stations that were closed by the Guizhou provincial government in August 2011. Sales volume of human tetanus immunoglobulin products increased 10.5% mainly due to more approved finished tetanus products being available to meet the demand in the market.

Cost of sales

Cost of sales increased by $6.4 million or 68.8% to $15.7 million in the first quarter 2012 from $9.3 million in the first quarter 2011. Cost of sales as a percent of total sales was 33.3% in the first quarter 2012 compared with 27.0% in the first quarter 2011. The increase in cost of sales, as well as the increase in cost of sales as a percentage of sales, was mainly due to the increase in sales and the increase in the cost of plasma paid to donors, which was in line with the industry-wide practice. In an effort to increase plasma collection volume and expand our donor base, we increased the nutrition fees paid to donors.

Gross profit and gross profit margin

Gross profit increased by $6.4 million or 25.2% to $31.5 million in the first quarter 2012 from $25.2 million in the first quarter 2011. The gross profit margin (gross profit as a percent of total sales) decreased 6.3% to 66.7% in the first quarter 2012 from 73.0% in the first quarter 2011 mainly due to the higher raw material costs that outpaced the price increases of our products.

Total operating expenses

Total operating expenses increased by $2.1 million or 19.4% to $12.7 million in the first quarter 2012 from $10.6 million in the first quarter 2011, primarily due to a 97.0% increase in our selling expenses, which were partly offset by the 4.3% decrease in our general and administrative expenses in the first quarter 2012. As a percent of sales, total operating expenses decreased by 3.9% to 26.9% in the first quarter 2012 from 30.8% in the first quarter 2011. Total operating expenses consist of selling, general and administrative, and research and development expenses.

Selling expenses increased by $2.4 million or 97.0% to $4.8 million in the first quarter 2012 from $2.4 million in the first quarter 2011. Selling expenses as a percent of total sales increased by 3.1% to 10.2% in the first quarter 2012 from 7.1% in the first quarter 2011. The increase in selling expenses was primarily due to our increased promotional and conference activities as we continued our efforts in expanding our customer base into hospitals and inoculation centers throughout China. We believe targeting these direct sales channels enables the Company to maximize the prices and best serve its customers.

General and administrative expenses decreased $0.3 million or 4.3% to $7.1 million in the first quarter 2012 from $7.5 million in the first quarter 2011. As a percent of total sales, general and administrative expenses decreased by 6.6% to 15.1% for the first quarter 2012 from 21.7% in the first quarter 2011. The decrease in general and administrative expenses was mainly due to a decrease in expenses related to legal and accounting professionals, office expenses, as well as non-cash employee stock compensation, which was partly offset by $0.4 million of compensation paid to employees who were dismissed due to the closing of our plasma stations in Guizhou Province.

Research and development expenses were essentially even at $710,588 in the first quarter 2012 from $710,991 in the first quarter 2011. As a percent of total sales, research and development expenses were 1.5% in the first quarter 2012 and 2.1% in the first quarter 2011. The research and development expenses remained at the same level as the Company is still awaiting China’s State Food and Drug Administration’s approval of our two new products. We expect to receive the approval for these two new products in later part of 2012 or early part of 2013 due to the delay of the SFDA approval process.

Income from operations

Income from operations increased 29.6% to $18.8 million in the first quarter 2012 from $14.5 million in the first quarter 2011. The operating profit margin (income from operations as a percent of total sales) decreased by 2.3 % to 39.9% in the first quarter 2012 from 42.2% in the first quarter 2011.

Change in fair value

The embedded derivatives (including the conversion option) in our senior secured convertible notes and warrants issued in June 2009 are classified as derivative liabilities carried at fair value. In the first quarter 2012 and the first quarter 2011, we recognized a gain from the change in fair value of derivative liabilities in the amounts of $1.2 million and $1.0 million, respectively. The recognized gain from the change in the fair value of derivative liabilities in the first quarter 2012 is mainly due to a decrease in the price of our common stock from $10.46 as of December 31, 2011 to $9.28 as of March 31, 2012.

Interest expense (income)

Interest expense decreased to $0.6 million in the first quarter 2012 from $1.7 million in the first quarter 2011 primarily because the Company’s convertible notes were fully converted prior to the first quarter of 2012. Interest income increased to $0.5 million in the first quarter 2012 from $0.2 million in the first quarter 2011 due to higher amounts deposited at higher average interest rates.

Provision for income taxes

The provision for income taxes decreased to $3.2 million in the first quarter 2012 from $4.3 million in the first quarter 2011. The effective tax rate was 15.2% in the first quarter 2012 and 30.3% in the first quarter 2011 due mainly to a decrease in the applicable income tax rate of Shandong Taibang and Guizhou Taibang to 15% for the first quarter 2012 from 25% for the first quarter 2011.

Net income

GAAP net income attributable to China Biologic increased by $6.6 million or 105.4% to $13.0 million or $0.44 per diluted share in the first quarter 2012 compared with the net income attributable to China Biologic of $6.3 million or $0.23 per diluted share in the first quarter 2011.

Non-GAAP adjusted net income was $12.7 million or $0.48 per diluted share in the first quarter 2012 compared with $8.0 million or $0.31 per diluted share in the first quarter 2011.

Non-GAAP adjusted net income and diluted earnings per share in the first quarter 2012 excluded an aggregate $1.2 million of gains, which are related to the change in the fair value of derivative liabilities, and $1.0 million of non-cash employee stock compensation expenses. Please see the table at the end of this release for the reconciliation of our non-GAAP measures to the nearest comparable GAAP measures.

Financial Condition

To date, China Biologic has financed its operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by its stockholders. As of March 31, 2012, China Biologic had $85.0 million in cash, primarily consisting of cash on hand and demand deposits.

The following table shows a summary of our cash flows.

Cash Flow

In U.S. dollars

	First quarter ended
	March 31,
	2012	2011
Net cash provided by operating activities	$8,208,202	$2,878,223
Net cash used in investing activities	(2,644,492)	(1,897,980)
Net cash used in financing activities	(10,734,880)	(10,181,320)
Effects of exchange rate change on cash	733,956	567,480
Net decrease in cash	(4,437,214)	(8,633,597)
Cash at beginning of the period	89,411,835	64,941,368
Cash at end of the period	$84,974,621	$56,307,771

Net cash provided by operating activities was $8.2 million in the first quarter 2012, primarily from net income of $17.7 million, depreciation and amortization expenses of $1.9 million, less an increase in working capital (current assets minus current liabilities) of $10.3 million primarily due to higher direct sales to customers with longer periods for settling their accounts with us.

Net cash used in investing activities in the first quarter 2012 was $2.6 million, primarily for the acquisition of property, plant, and equipment and intangibles, and advances on non-current assets.

Net cash used in financing activities in the first quarter 2012 totaled $10.7 million, primarily for the $6.4 million repayment of a short-term bank loan and a $4.4 million dividend paid by our subsidiaries to the noncontrolling interest shareholders.

As a result, including the effects of foreign currency exchange rate changes on cash, China Biologic’s cash decreased $4.4 million in the first quarter 2012. Cash totaled $85.0 million as of March 31, 2012.

As of March 31, 2012, total shareholders’ equity was $150.4 million, working capital (current assets minus current liabilities) was $133.6 million, and the current ratio (current assets divided by current liabilities) was 3.5 times.

The Company believes it has sufficient cash on hand and continuing positive cash inflow from the sale of its plasma-based products in the Chinese market for its operations.

Conference call

China Biologic will host a dial-in conference call at 8:00 a.m. EDT (New York) on May 9, 2012 (which is 8:00 p.m. in Beijing and Hong Kong on the same day), to discuss its results for the first quarter 2012. To participate in the conference call, please dial the appropriate number about 10 minutes prior to the scheduled conference call time.

The dial-in details for the live conference call are:

U.S. toll-free number	+1 866 549 1292
U.K. toll-free number	+0 800 279 7818
Mainland China toll-free number	800 876 8626 (land line)
Mainland China toll mobile	400 681 6949 (mobile)

Mainland China toll mobile	400 889 9481 (mobile)
Hong Kong local access number	3005 2050
International toll number	+852 3005 2050
Conference passcode	674 477#

A telephone replay of the call will be available after the conclusion of the conference all through 11:59 p.m. EDT on June 7, 2012.

The dial-in details for the telephone replay are:

U.S. Toll Free Number	+1 866 753 0743
U.K. Toll Free Number	+0 808 234 7126
Mainland China Number	800 876 5016
Hong Kong number	3005 2020
International toll number	+852 3005 2020
Conference ID	138 012#

Use of non-GAAP financial measures

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company’s Senior Secured Convertible Notes (after adding back interest related to the convertible notes under the if-converted method). To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is one of the leading plasma-based biopharmaceutical companies in China.

The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company’s website at www.chinabiologic.com for additional information.

Safe harbor statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements,” including, among others, statements regarding: the Company’s financial and business outlook in 2012, the closure of the plasma collection centers in Guizhou, its expected effect on the Company’s financial performance, business operations and the industry, the Company’s ability and plan to seek alternative solutions and opportunities, the Company’s production plan, sales strategy and its ability to maximize profit and adapt to changing market, the ability of the Company to achieve its commercial objectives, the business strategy, plans, and objectives of the Company and its subsidiaries, including its ability to successfully implement its growth strategies, including its strategy to expand direct sales to hospitals and inoculation centers in order to boost future sales, and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including its potential inability to achieve the expected financial performance in 2012 and growth, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended
	March 31, 2012	March 31, 2011
Sales
External customers	$47,227,461	$34,395,238
Related party	-	75,584
Total sales	47,227,461	34,470,822
Cost of sales
External customers	15,715,727	9,277,204
Related party	-	34,394
Cost of sales	15,715,727	9,311,598
Gross profit	31,511,734	25,159,224
Operating expenses
Selling expenses	4,826,107	2,449,913
General and administrative expenses	7,145,794	7,464,141
Research and development expenses	710,588	710,991
Income from operations	18,829,245	14,534,179
Other (income) / expenses
Equity in income of an equity method investee	(1,022,412)	(270,394)
Change in fair value of derivative liabilities	(1,209,382)	(1,021,865)
Interest expense	608,563	1,680,922
Interest income	(543,395)	(170,131)
Other expenses, net	100,989	224,231
Total other (income) / expenses, net	(2,065,637)	442,763
Earnings before income tax expense	20,894,882	14,091,416
Income tax expense	3,176,715	4,263,216
Net income	17,718,167	9,828,200
Less: Net income attributable to the noncontrolling interest	4,760,861	3,519,225
Net income attributable to China Biologic Products, Inc.	12,957,306	6,308,975
Earnings per share:
Basic	$0.51	$0.26
Diluted	$0.44	$0.23
Weighted average shares used in computation:
Basic	25,601,125	24,351,125
Diluted	26,547,885	25,680,648
Other Comprehensive income, net of nil income taxes
Foreign currency translation adjustment	1,176,957	1,126,414
Comprehensive income	18,895,124	10,954,614
Less: Comprehensive income attributable to the noncontrolling interest	5,015,835	3,787,831
Comprehensive income attributable to China Biologic Products, Inc.	$13,879,289	$7,166,783

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
ASSETS
Current Assets
Cash	$84,974,621	$89,411,835
Accounts receivable, net of allowance for doubtful accounts	24,744,949	16,757,368
Inventories	70,584,069	71,338,590
Other receivables	2,583,848	2,594,461
Prepayments and prepaid expenses	2,232,990	1,591,696
Deferred tax assets	1,799,341	1,999,563
Total Current Assets	186,919,818	183,693,513
Property, plant and equipment, net	40,971,107	40,546,539
Intangible assets, net	5,836,529	6,520,671
Land use rights, net	5,810,810	5,487,343
Prepayments and deposits for property, plant and equipment	5,194,009	4,287,492
Equity method investment	9,429,947	8,357,017
Total Assets	$254,162,220	$248,892,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$4,752,000	$11,018,000
Accounts payable	4,149,025	4,996,463
Due to related parties	5,818,242	3,319,938
Other payables and accrued expenses	22,592,195	30,661,794
Advance from customers	4,532,153	4,365,523
Advance from customers – a related party	1,017,322	486,602
Income tax payable	3,841,803	5,373,633
Other taxes payable	2,434,034	2,189,913
Derivative liabilities - warrants	4,201,037	5,410,419
Total Current Liabilities	53,337,811	67,822,285
Other payable	345,127	343,477
Deferred tax liabilities	1,580,698	1,685,772
Total Liabilities	55,263,636	69,851,534

Stockholders’ Equity
Common stock: par value $.0001; 100,000,000 shares authorized; 25,601,125 shares issued	2,560	2,560
and outstanding at March 31, 2012 and December 31, 2011
Additional paid-in capital	49,800,730	48,838,311
Retained earnings	86,878,117	73,920,811
Accumulated other comprehensive income	13,672,665	12,750,682
Total stockholders’ equity attributable to China Biologic Products, Inc.	150,354,072	135,512,364

Noncontrolling interest	48,544,512	43,528,677

Total Equity	198,898,584	179,041,041

Commitments and contingencies	-	-

Total Liabilities and Equity	$254,162,220	$248,892,575

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended
	March 31, 2012	March 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,718,167	$9,828,200
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	1,096,725	1,108,744
Amortization	755,797	884,588
Loss on sale of property, plant and equipment	15,092	8,502
Allowance / (reversal of allowance) for doubtful accounts, net	58,497	(28,340)
Write-down of obsolete inventories	63,982	74,715
Deferred tax expense / (benefit), net	98,278	(377,359)
Stock compensation	962,419	1,174,882
Change in fair value of derivative liabilities	(1,209,382)	(1,021,865)
Amortization of deferred note issuance cost	-	53,388
Amortization of discount on convertible notes	-	1,458,489
Equity in income of an equity method investee	(1,022,412)	(270,394)
Change in operating assets and liabilities
Accounts receivable - third parties	(7,933,930)	(3,353,933)
Accounts receivable - a related party	-	213,283
Other receivables	1,698	272,337
Inventories	1,146,821	(4,981,926)
Prepayments and prepaid expenses	(658,754)	(1,172,953)
Accounts payable	(881,402)	503,023
Other payables and accrued expenses	(3,815,042)	(1,895,565)
Due to related parties	2,482,577	-
Advance from customers	139,246	(326,128)
Advance from customers – a related party	528,961	-
Income tax payable	(1,569,925)	564,195
Other taxes payable	230,789	162,340
Net cash provided by operating activities	8,208,202	2,878,223

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(2,325,870)	(1,692,558)
Purchase of intangible assets and land use right	(318,622)	(205,422)
Net cash used in investing activities	(2,644,492)	(1,897,980)

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDTIED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the three months ended
	March 31, 2012	March 31, 2011
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term bank loans	-	6,087,200
Repayment for short term bank loans	(6,352,000)	(3,043,600)
Acquisition of noncontrolling interest	-	(7,635,000)
Dividend paid by subsidiaries to noncontrolling interest shareholders	(4,382,880)	(5,589,920)
Net cash used in financing activities	(10,734,880)	(10,181,320)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	733,956	567,480

NET DECREASE IN CASH	(4,437,214)	(8,633,597)

Cash, beginning of period	89,411,835	64,941,368

Cash, end of period	$84,974,621	$56,307,771

Supplemental cash flow information
Cash paid for income taxes	$4,648,363	$4,076,381
Cash paid for interest expense	$159,217	$278,610
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	$347,220	$2,420,072
Utilization of prepayments and deposits to acquire property, plant and equipment	$23,616	$-

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE THREE MONTHS ENDED MARCH 31, 2012 and 2011
	Three months Ended		Three months Ended
	3/31/2012		3/31/2011
Net Income Diluted EPS	Net Income	EPS	Net Income	EPS
Adjusted Net Income for diluted net income per share - Non GAAP	$12,710,343	$0.48	$7,965,131	$0.31
Non-cash employee stock compensation	$(962,419)		$(1,174,882)
Interest on the Notes	-		(1,503,139)
Gain from change in fair value of embedded conversion option in the Notes	$-		$508,037
Adjusted Net Income for diluted net income per share	$11,747,924	$0.44	$5,795,147	$0.23
Gain from change in fair value of warrants	$1,209,382		$513,828
Net Income attributable to controlling interest	$12,957,306		$6,308,975
Weighted average number of Shares used in computation of Non GAAP diluted EPS	26,547,885		25,680,648